Exhibit 10.11

KIRKLAND’S, INC.

COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS

as of February 4, 2007

Each Non-Employee Director (as defined) of Kirkland’s, Inc. (the “Company”) shall be compensated for service on the Board and any Board committee as follows:

A. Monetary Compensation

1. BOARD ANNUAL RETAINER FEE:  Each Non-Employee Director shall be paid a $20,000 annual retainer fee. This fee shall be paid in equal installments at the end of each fiscal quarter for which said Non-Employee Director provided services as a Director to the Company. To the extent an Non-Employee Director provided services to the Company as a Director for less than all of the prior fiscal quarter, this annual retainer fee and the related installment shall be prorated to compensate the Non-Employee Director only for the portion of the prior fiscal quarter that such Non-Employee Director provided services as a Director.

2. COMMITTEE MEMBERSHIP ANNUAL RETAINER FEE:  In addition to the cash and equity compensation provided elsewhere herein, each Non-Employee Director who is a member of one of the Committees of the Board listed below shall be paid an additional annual retainer fee. This fee shall be paid in equal installments at the end of each fiscal quarter for which an Non-Employee Director served as a member of any such Committee. To the extent an Non-Employee Director served as a member of any such Committee for less than all of the prior fiscal quarter, the annual Committee fee and the related installment shall be prorated to compensate the Non-Employee Director only for the portion of the prior fiscal quarter that such Non-Employee Director served as a member of such Committee. The applicable annual retainer fees for Committee membership shall be the amount set forth beside the name of each Board Committee listed below:

a.	Audit Committee:	$2,000
b.	Compensation Committee:	$1,000
c.	Governance and Nominating Committee:	$500

3. BOARD AND COMMITTEE CHAIR FEES:  In addition to the cash and equity compensation provided elsewhere herein, each Non-Employee Director who serves as the Chairman of the Board or as the Chairman of any Committee of the Board shall be paid an additional annual retainer fee. This fee shall be paid in equal installments at the end of each fiscal quarter for which an Non-Employee Director served as the Chairman. To the extent an Non-Employee Director served as the Chairman for less than all of the prior fiscal quarter, the annual Chairman retainer fee and the related installment shall be prorated to compensate the Non-Employee Director only for the portion of the prior fiscal quarter that such Non-Employee Director served as the Chairman of the Board or of the pertinent Committee. The applicable additional annual retainer fees for service as the Chairman of the Board or as the Chairman of any Board Committee listed below shall be the amount set forth beside the name of each Board Committee listed below:

a.	Board Chairman:	$30,000
b.	Audit Committee Chairman:	$2,500
c.	Compensation Committee Chairman	$1,000
d.	Governance and Nominating Committee Chairman:	$500

4. BOARD MEETING FEES:  Each Non-Employee Director shall be paid an additional $1,000 fee for each meeting of the Board that such Non-Employee Director attends in person. This fee shall be paid at the end of each fiscal quarter for which said Non-Employee Director attended Board meetings as a member of the Board of the Company.

5. COMMITTEE MEETING FEES:  Each Non-Employee Director who is a member of the Audit Committee and the Compensation Committee of the Company shall be paid an additional $500 fee for each such Committee meeting that such Non-Employee Director attends in person. This fee shall be paid at the end of each fiscal quarter for which said Non-Employee Director attended Committee meetings as a member of the Audit and Compensation Committees of the Company.

B. Equity Compensation

Each Non-Employee Director shall be issued a fully-vested, non-qualified stock option to purchase 5,000 shares of the Company’s common stock (the “Options”). The Options shall: (i) be granted pursuant to the Company’s 2002 Equity Incentive Plan, unless another shareholder-approved stock option plan shall have been specified for such purpose by the Board (the “Plan”), (ii) have a fair market value exercise price equal to the closing price of the Company’s common stock on the date of grant, (iii) be fully exercisable upon grant, and (iv) shall expire upon the ten (10) year anniversary of the grant date, subject to earlier termination in accordance with the terms of the Plan and the option award agreement.

Annual grants shall occur immediately after each annual meeting of the shareholders of the Company, to each Non-Employee Director who is serving on the Board after such annual meeting.

C. Supplemental Compensation.

In addition to the cash and equity compensation provided elsewhere herein, the Board may, upon the recommendation of the Compensation Committee, grant additional compensation in the form of cash, equity or otherwise, to the members of the Board or to any individual member of the Board, to members of any Board Committee or any individual member of any Board Committee, or to the Chairman of the Board or of any Board Committee.

D. Definition of Non-Employee Director.

For purposes of this policy, the term “Non-Employee Director” shall mean any director who is not an employee of the Company or any of its subsidiaries.